Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference of our report dated July 17, 2006, with respect to the consolidated financial statements of Double-Take Software S.A.S. (formerly named Sunbelt System Software S.A.S.) as of and for the years ended December 31, 2005 and 2004 included in the Registration Statement (Form S-l No. 333-136499) and related Prospectus of Double-Take Software Inc. for the registration of shares of its common stock, which is incorporated by reference in the Registration Statement on Form S-8 pertaining to the employee benefit plans of Double-Take Software, Inc. filed with the Securities and Exchange Commission.
Paris-La Défense, France
December 14, 2006
Ernst & Young Audit
Represented by Laure-Hélène de la Motte